Exhibit 10.1

September 17, 2017
James C. Smith
c/o Webster Financial Corporation
Webster Plaza
145 Bank Street
 Waterbury, Connecticut 06702
Re:	Retirement and Advisory Services
Dear Jim:
On behalf of the Board of Directors (the "Board") of Webster Financial Corporation (the "Company"), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Chairman of the Board and an advisor.
This letter sets forth the arrangements between you and the Company with respect to your  retirement from active employment, effective as of December 31, 2017 (your "Retirement Date"), and your service thereafter as non-executive Chairman of the Board and an advisor to the Company.
Employment Through the Retirement Date
You will continue in your current role as Chief Executive Officer of the Company through your Retirement Date.  During this period, you will continue to receive compensation and employee benefits on the same basis as in effect today, subject to the terms and conditions of the Company's compensation and benefits plans as in effect from time to time.  You will be eligible to receive an annual cash incentive compensation award for 2017, as determined by the Compensation Committee of the Board in the ordinary course of business consistent with the terms of the applicable incentive plan and performance for 2017.  Any such award will be payable at the same time that 2017 annual cash incentive compensation awards are paid to other senior executives of the Company in March of 2018.
    Upon your retirement, you will be eligible to receive the benefits under the Company's plans and arrangements in which you participated prior to your Retirement Date.  Your cessation of employment on your Retirement Date will be treated as a "Normal Retirement" (as defined in the Company's Amended and Restated 1992 Stock Option Plan (the "Plan")) for purposes of all outstanding equity awards under the Plan, and your service as a member of the Board following your Retirement Date will be taken into account for purposes of satisfying any minimum service requirements under the Plan.  In accordance with the foregoing and Section 13(d) of the Plan, equity awards held by you that are outstanding as of your Retirement Date will be treated as follows:

(1) vested restricted stock unit awards for which a deferral election has been made will be settled in accordance with the applicable deferral election, subject to any six-month delay required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); (2) unvested time-based restricted stock unit awards will vest on February 22, 2018, subject to your continued service as a member of the Board through such date, and shall be settled in accordance with their terms subject to the six-month delay under Section 409A of the Code; (3) unvested performance share awards will remain outstanding and be eligible to vest based on the level of achievement of the applicable goals at the end of the applicable performance period; and (4) stock options (all of which are fully vested and exercisable as of today) will remain exercisable through the expiration of their term.

Service as a Director
Your retirement from active employment on your Retirement Date will not affect your status as a member of the Board, and following your Retirement Date, you will continue to serve as a director of the Company and will serve as non-executive Chairman of the Board.  As non-executive Chairman, you will set Board meeting agendas with the Chief Executive Officer of the Company and the lead director of the Board, preside at Board meetings, interact with the Chief Executive Officer of the Company on behalf of the Board as appropriate, set shareholder meeting agendas with the Chief Executive Officer of the Company and preside at shareholder meetings.  You will receive an annual directors' fee of $250,000 in cash (prorated for the period from January 1, 2018 through the date of the 2018 annual meeting of shareholders (approximately $83,333)) for so long as you continue to serve as the Chairman of the Board, to be paid in equal installments consistent with the payment schedule applicable to the annual cash retainer fee paid to other non-employee directors (currently quarterly).  You will not, however, be eligible for any equity grants with respect to your service on the Board.
Transition and Advisory Services
Following your Retirement Date, you agree to serve as an advisor to the Company for the period commencing on January 1, 2018 and ending on December 31, 2019, unless earlier terminated as provided below or extended pursuant to the next sentence (such initial term and any such extensions, the "Term").  If the Company intends to renew the Term beyond December 31, 2019 (or such later expiration date thereafter in the event of a prior renewal), the Company will provide you with a written notice of renewal on or prior to December 31, 2018 (and each subsequent anniversary thereof in the event of further renewals) and such notice of renewal shall provide for extension of the then-current Term by one additional year, such that the Term (as renewed) shall expire on the second anniversary of December 31st of the year in which such notice of renewal is delivered.  Upon receipt of a notice of renewal, you will have 30 days to accept or reject the extension to the then-current Term (and will be deemed to have accepted such extension if you do not deliver a notice to the Company rejecting such renewal within such 30-day period).
    As an advisor, you agree to perform the following services as reasonably requested by the Company (the "Services"):  (1) provide support, advice, and counsel to the Chief Executive Officer of the Company regarding all aspects of the Company's business; (2) consult with the Chief Executive Officer of the Company, including with regard to the leadership transition;

(3) assist with special projects, including specifically with regard to HSA Bank initiatives; (4) assist in maintaining and developing community, customer, regulatory, and business relationships; and (5) perform such other services consistent with your experience and expertise as reasonably requested by the Board from time to time.  You agree to be available to perform the Services during normal business hours, at times and on schedules that are reasonably consistent with your other personal or business activities and commitments.  Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that the level of your Services shall not exceed 20% of the average level of services you performed over the 36-month period immediately preceding your Retirement Date, consistent with the intent that your termination of employment with the Company on your Retirement Date constitutes a "separation from service" (within the meaning of Section 409A of the Code).
During the Term, you will receive an annual advisory fee of $450,000 (the "Advisory Fee").  The Advisory Fee will be payable in cash in monthly installments in arrears on the 15th day of each calendar month (or the following business day), with the first such payment for the month of January 2018 to be made on February 16, 2018.  During the Term, the Company will also provide you with (1) a furnished office at an off-site location in Connecticut or other location to be mutually agreed, including technical equipment and administrative support; (2) your current or an equally qualified executive assistant on the same basis as prior to your Retirement Date, with such assistant to remain an employee of the Company and receive compensation and benefits consistent with past practice (and upon his or her cessation of service with the Company, a suitable replacement to be selected by you); and (3) travel and entertainment expense reimbursement and business transportation benefits on the same basis as provided to you immediately prior to your Retirement Date.
In addition, in connection with the leadership transition of the Company and in recognition of the superior shareholder value created and maintained through the development of the Company's executive team, your implementation of the Company's succession plan, the orderly transition of your responsibilities as Chief Executive Officer to your successor, and your willingness to enter into this letter, and subject to your continued employment with the Company through your Retirement Date, on January 1, 2018, the Company will award you a transition award of $2 million (the "Transition Award"), which amount will be paid in cash in a lump sum on July 2, 2018, subject to your providing the Services in accordance with the terms of this letter through such date; provided that, if your Services cease prior to such date due to your death, your "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code), or your Qualifying Termination (as defined below), the Transition Award will be paid within ten days of your date of termination (or, if earlier, July 2, 2018).
    Either the Company or you may terminate your Services hereunder at any time by providing the other party with 30 days' advance written notice of such termination.  Upon such a termination for any reason, you shall have no further obligation to provide any Services and the Company shall pay to you any earned but unpaid Advisory Fee in respect of the period prior to the date of termination, as well as any unreimbursed travel and entertainment expense reimbursements and business transportation benefits, which payments will be made within 30 days following the date of termination (or, in the case of unreimbursed travel and entertainment expenses and business transportation benefits, within 30 days following the date of submission of the reimbursement request).  In addition, if, during the Term, your Services are terminated

(1) by the Company for any reason other than a Material Breach (as defined below) by you, (2) by you due to a Material Breach by the Company, or (3) by you in the event the Company does not timely renew the Term as contemplated herein (which termination by you must occur within 30 days following the deadline for such renewal under this letter) (each of the terminations in clauses (1), (2), and (3), a "Qualifying Termination"), you will also be entitled to receive (a) the Advisory Fee for the period from the date of termination through the end of the then-current Term (assuming you had not been terminated) and (b) the Transition Award (if unpaid), which amounts shall be paid to you in cash in a lump sum within ten days following your date of termination.

For purposes of this letter, "Material Breach" means, with respect to a party, a material breach of this letter by such party, which breach remains uncured for 30 days after the receipt of written notice from the other party (delivered within 30 days of such other party first becoming aware of the existence of such condition or conditions constituting Material Breach) specifying in reasonable detail the conditions constituting Material Breach.  A termination by you due to the Company's Material Breach must occur, if at all, within 30 days following the expiration of the 30 day cure period.
Restrictive Covenants
You acknowledge and agree that the confidentiality provisions set forth in Section 2(a) of that certain Non-Competition Agreement, dated as of December 21, 2012 (the "Non-Competition Agreement"), by and between the Company and you, will remain in full force and effect.  In addition, you acknowledge and agree that the non-recruitment of employees and non-competition and non-solicitation of clients or customers provisions set forth in Sections 2(b) and 2(c) of the Non-Competition Agreement, respectively (collectively, the "Restrictive Covenants"), will remain in full force and effect until the first anniversary of your Retirement Date.  Thereafter, the Restrictive Covenants will continue to apply only while you are providing Services, except that, if you voluntarily terminate providing Services (it being understood that a termination due your "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) or a Qualifying Termination will not be considered such a voluntary termination), then the Restrictive Covenants will extend until the first anniversary of the date of your termination of Services.  Notwithstanding anything to the contrary, if a "change of control" of the Company (as defined in Section 18 of the Plan) occurs, the Restrictive Covenants shall no longer be applicable to you and shall cease and be of no further force or effect.
In addition, notwithstanding any provision of this letter or the Non-Competition Agreement to the contrary, the confidentiality provisions set forth in Section 2(a) of the Non-Competition Agreement and the Restrictive Covenants are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).
Indemnification
    Following your Retirement Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with directors' and officers' insurance coverage (either through the Company's existing directors' and officers' insurance policy or by purchase of or reimbursement for a supplementary insurance policy), in each case, with respect to your services as an executive officer and director of the Company and its subsidiaries prior to your Retirement Date and thereafter your service on the Board and as an advisor, in each case, to the maximum extent that such indemnification and directors' and officers' insurance coverage is provided to any person who is an executive officer or director of the Company or any of its subsidiaries.

Independent Contractor; Taxes; Section 409A
You agree that you are serving as non-executive Chairman of the Board and performing the Services as an independent contractor and not as an employee of the Company and that, following your Retirement Date, you will not be eligible to continue to participate as an active employee in any employee benefit programs of the Company (other than as set forth herein).  You acknowledge that, as an independent contractor, you will be responsible for the payment of all applicable taxes levied or based upon the compensation for your service as a member of the Board and an advisor following the Retirement Date and for all non-reimbursable expenses attributable to the rendering of the Services, including, without limitation, the payment of all federal, state, and local income taxes, employment taxes, and unemployment and workers' compensation payments.
It is the intent of the parties that any amounts payable under this letter shall be exempt from or otherwise comply with the provisions of Section 409A of the Code, and each payment under this letter shall be treated as a separate payment for purposes of Section 409A of the Code. The parties intend that the terms and provisions of this letter shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A Code and, to the maximum extent permitted, this letter shall be interpreted so as to comply with Section 409A of the Code.  With respect to any provision of this letter that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year.  All expense reimbursements paid pursuant to this letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense.
Miscellaneous
This letter will be binding upon, inure to the benefit of, and be enforceable by, as applicable, the parties hereto and their respective personal or legal representatives, successors, assigns, heirs, and legatees.  Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party's express, prior written consent.  Notwithstanding the foregoing, the Company may assign this letter, subject to its terms, to a successor to the Company by merger or other business combination or to a purchaser of all, or substantially all, of the Company's assets.
This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof.  This letter will be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws.  The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Connecticut in any action or proceeding brought with respect to or in connection with this letter.  This letter may not be amended or modified other than by a written agreement executed by the parties hereto.
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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.
Very truly yours,
WEBSTER FINANCIAL CORPORATION
By:  /s/ John J. Crawford
        Name:  John J. Crawford
        Title:    Lead Director
ACKNOWLEDGED AND AGREED:

 /s/ James C. Smith
James C. Smith